Eleven Biotherapeutics, Inc.
Unaudited Pro Forma Combined
Condensed Consolidated Financial Information
On September 20, 2016, Eleven Biotherapeutics, Inc. (the Company or Eleven) entered into a Share Purchase Agreement with Viventia Bio Inc., a corporation incorporated under the laws of the Province of Ontario, Canada (Viventia), the shareholders of Viventia named therein (the Selling Shareholders) and, solely in its capacity as seller representative, Clairmark Investments Ltd., a corporation incorporated under the laws of the Province of Ontario, Canada (Clairmark) (the Share Purchase Agreement), pursuant to which the Company agreed to and simultaneously completed the acquisition of all of the outstanding capital stock of Viventia from the Selling Shareholders (the Acquisition). In connection with the closing of the Acquisition, the Company issued 4,013,431 shares of its common stock to the Selling Shareholders, which represented approximately 19.9% of the voting power of the Company as of immediately prior to the issuance of such shares of the Company's common stock.
In addition, under the Share Purchase Agreement, the Company is obligated to pay to the Selling Shareholders certain post-closing contingent cash payments (the Contingent Consideration) upon the achievement of specified milestones and based upon net sales, in each case subject to the terms and conditions set forth in the Share Purchase Agreement, including: (i) a one-time milestone payment of $12.5 million payable upon the first sale of ViciniumTM or any variant or derivative thereof, other than ProxiniumTM (the Purchased Product), in the United States; (ii) a one-time milestone payment of $7.0 million payable upon the first sale of the Purchased Product in any one of certain specified European countries; (iii) a one-time milestone payment of $3.0 million payable upon the first sale of the Purchased Product in Japan; and (iv) quarterly earn-out payments equal to two percent (2%) of net sales of the Purchased Product during specified earn-out periods. Such earn-out payments are payable with respect to net sales in a country beginning on the date of the first sale in such country and ending on the earlier of (i) December 31, 2033 and (ii) fifteen years after the date of such sale, subject to early termination in certain circumstances if a biosimilar product is on the market in the applicable country. Under the Share Purchase Agreement, the Company, its affiliates, licensees and subcontractors are required to use commercially reasonable efforts, for the first seven years following the closing of the Acquisition, to achieve marketing authorizations throughout the world and, during the applicable earn-out period, to commercialize the Purchased Product in the United States, France, Germany, Italy, Spain, United Kingdom, Japan, China and Canada. Certain of these payments are payable to individuals or affiliates of individuals that became employees or members of the Board of Directors of the Company (the Board).
Also, on August 15, 2016 at a special meeting of stockholders, the Company obtained stockholder approval authorizing the transactions contemplated by the License Agreement, dated as of June 10, 2016 (the License Agreement), by and between the Company, F. Hoffmann-La Roche Ltd and Hoffmann-La Roche Inc. (collectively, Roche) relating to EBI-031 and all other IL-6 antagonist antibody technology owned by the Company, including the grant of the exclusive licenses thereunder. As a result of obtaining such stockholder approval, the License Agreement became effective on August 16, 2016.
The License Agreement represents a substantial outlicense of most rights and obligations concerning EBI-031 and all other IL-6 antagonist antibody technology, such that the Company would not expect to have any further direct involvement in the ongoing development and commercialization of the technology that is subject to the License Agreement. On August 19, 2016, the Company filed on a Form 8-K with the SEC unaudited pro forma condensed consolidated financial statements as of and for the six months ended June 30, 2016 and for the year ended December 31, 2015, in each case giving pro forma effect to the License Agreement.
The following supplemental pro forma information is presented for informational purposes only, to provide an understanding of the Company’s historical financial results as adjusted for the Acquisition and the License Agreement. These pro forma combined condensed consolidated financial statements should not be considered a substitute for the actual historical financial information prepared in accordance with generally accepted accounting principles, as presented in the Company’s filings on Form 10-Q and 10-K. The unaudited pro forma combined condensed consolidated financial information disclosed in this report is for illustrative purposes only and is not necessarily indicative of results of operations that would have been achieved had the pro forma events taken place on the dates indicated, or our future results of operations.
The unaudited pro forma combined condensed consolidated balance sheet as of June 30, 2016 presents the Company’s financial position first giving effect to the Acquisition as if it had occurred on June 30, 2016 and then giving effect to the Acquisition and the License Agreement as if both transactions had occurred on June 30, 2016.  The unaudited pro forma combined condensed consolidated statements of operations for the six months ended June 30, 2016 and for the year ended December 31, 2015 present the Company’s condensed results of operations first giving pro forma effect to the Acquisition as if it had occurred on January 1, 2015 and then giving effect to the Acquisition and the License Agreement as if both transactions occurred on January 1, 2015. These unaudited pro forma combined condensed consolidated financial statements should be read in conjunction with the Company’s historical condensed financial statements for the period ended June 30, 2016 which were included in the Form 10-Q filed on August 12, 2016 and the Company’s historical financial statements for the year ended December 31, 2015, which were included in the Form 10-K filed on March 25, 2016, combined and consolidated with the unaudited interim consolidated financial statements of Viventia Bio Inc. as of and for the six months ended June 30, 2016, as filed as Exhibit 99.2 to the Company’s Amendment No. 1 to the Current Report on Form 8-K/A dated December 6, 2016 (the Amendment No. 1 to the Current Report on Form 8-K/A), and the audited consolidated financial statements of Viventia Bio Inc. for the year ended December 31, 2015, as filed as Exhibit 99.1 to Amendment No. 1 to the Current Report on Form 8-K/A, after giving effect to the Company’s acquisition of Viventia Bio Inc. and includes the assumptions and adjustments as described in the accompanying notes hereto.
The unaudited pro forma combined condensed consolidated balance sheet has been prepared using the purchase method of accounting. The pro forma adjustments are based on currently available information, estimates and assumptions that we believe are reasonable in order to reflect, on a pro forma basis, the impact of the Acquisition and of the Acquisition and the License Agreement combined on our historical financial information. As explained in more detail in the accompanying notes to the unaudited pro forma combined condensed consolidated financial statements, the total purchase price of approximately $35.4 million to acquire Viventia has been allocated to the assets acquired and assumed liabilities of Viventia based upon preliminary estimated fair values at the date of acquisition. Independent valuation specialists have conducted preliminary analyses in order to assist management of the Company in determining the fair values of the selected assets and liabilities. The Company’s management is responsible for these internal and third party valuations and appraisals. The Company is continuing to finalize the valuations and appraisals of these net assets. Although the final determination may result in asset and liability fair values that are different than the preliminary estimates of these amounts included herein, it is not expected that those differences will be material to an understanding of the impact of this transaction on the financial results of the Company.

ELEVEN BIOTHERAPEUTICS, INC.
UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED BALANCE SHEET
AS OF JUNE 30, 2016
(In thousands, except per share amounts)

	Eleven Biotherapeutics, Inc.	Viventia Bio Inc.	Pro Forma		Pro Forma	Pro Forma		Pro Forma Combined
	Historical	Historical	Adjustments (1)	Notes	Combined	Adjustments (2)	Notes	Adjusted
Assets
Current assets:
Cash and cash equivalents	$8,484	$89	$(4,050)	(a)(l)	$4,523	$29,900	(m)	$34,423
Prepaid expenses and other current assets	350	921	(558)	(b)(c)	713	(38)	(n)	675
Total current assets	8,834	1,010	(4,608)		5,236	29,862		35,098
Property and equipment, net	314	294	573	(d)	1,181			1,181
Restricted cash	119	—			119			119
Intangible assets	—	—	36,200	(e)	36,200			36,200
Goodwill	—	—	10,494	(f)	10,494			10,494
Total assets	$9,267	$1,304	$42,659		$53,230	$29,862		$83,092
Liabilities and stockholders' equity
Current liabilities
Accounts payable	$1,855	1,498			$3,353	(232)	(n)	$3,121
Accrued expenses	1,153	1,266			2,419	(114)	(n)	2,305
Current portion of related party payable	—	50			50			50
Total current liabilities	3,008	2,814	—		5,822	(346)		5,476
Other Liabilities	73	—			73			73
Warrant liability	13	—			13			13
Shareholder note payable	—	26,077	(26,077)	(b)	—			—
Accrued interest in shareholder note payable	—	1,671	(1,671)	(b)	—			—
Deferred tax liability	—	—	9,774	(g)	9,774			9,774
Deferred tax liability	—	—	21,900	(h)	21,900			21,900
Commitments and contingencies
Stockholders' equity

Common stock, $0.001 par value; 200,000,000 shares authorized at June 30, 2016 and 20,005,771 and 24,019,202 shares issued and outstanding historical and combined pro forma, respectively	20	—	4	(i)	24			24
Additional paid-in capital	145,420	17,360	(1,740)	(i)(j)	161,040			161,040
Accumulated other comprehensive income	—	3,122	(3,122)	(j)	—			—
Accumulated deficit	(139,267)	(49,740)	43,591	(a)(j)(l)	(145,416)	30,208	(m)(n)	(115,208)
Total stockholders' equity	6,173	(29,258)	38,733		15,648	30,208		45,856
Total liabilities and stockholders' equity	$9,267	$1,304	$42,659		$53,230	$29,862		$83,092

See accompanying notes to pro forma financial statements.

ELEVEN BIOTHERAPEUTICS, INC.
UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2016
(In thousands, except per share amounts)

	Eleven							Pro Forma
	Biotherapeutics, Inc.	Viventia Bio Inc.	Pro Forma		Pro Forma	Pro Forma		Combined
	Historical	Historical	Adjustments(1)	Notes	Combined	Adjustments(2)	Notes	Adjusted

Revenue	$506	$—			$506			$506
Operating expenses:
Research and development	7,930	5,057	268	(c)(d)	13,255	(2,752)	(n)	10,503
General and administrative	5,618	2,347	169	(d)(k)	8,134			8,134
Total operating expenses	13,548	7,404	437		21,389	(2,752)		18,637
Loss from operations	(13,042)	(7,404)	(437)		(20,883)	2,752		(18,131)
Other income (expense):
Other income (expense), net	139	(1)			138			138
Loss on extinguishment of debt	(915)	—			(915)			(915)
Interest expense, net	(247)	(642)	642	(b)	(247)			(247)
Total other expense	(1,023)	(643)	642		(1,024)	—		(1,024)
Loss before income taxes	(14,065)	(8,047)	205		(21,907)	2,752		(19,155)
Provision for income taxes	—	16			16			16
Net loss	$(14,065)	$(8,063)	$205		$(21,923)	$2,752		$(19,171)

Net loss per share applicable to common stockholders—basic and diluted	$(0.71)				$(0.92)			$(0.81)

Weighted-average number of common shares used in net loss per share applicable to common stockholders—basic and diluted	19,756		4,013	(j)	23,769			23,769

See accompanying notes to pro forma financial statements.

ELEVEN BIOTHERAPEUTICS, INC.
UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATEDSTATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2015
(In thousands, except per share amounts)

	Eleven							Pro Forma
	Biotherapeutics, Inc.	Viventia Bio Inc.	Pro Forma		Pro Forma	Pro Forma		Combined
	Historical	Historical	Adjustments(1)	Notes	Combined	Adjustments(2)	Notes	Adjusted

Revenue	$990	$—			$990			$990
Operating expenses:
Research and development	26,336	8,226	(592)	(c)(d)	33,970	(5,384)	(n)	28,586
General and administrative	9,850	5,375	335	(d)(k)	15,560			15,560
Total operating expenses	36,186	13,601	(257)		49,530	(5,384)		44,146
Loss from operations	(35,196)	(13,601)	257		(48,540)	5,384		(43,156)
Other income (expense):
Other income (expense), net	3,139	(867)			2,272			2,272
Interest expense, net	(1,395)	(769)	769	(b)	(1,395)			(1,395)
Total other expense	1,744	(1,636)	769		877	—		877
Loss before income taxes	(33,452)	(15,237)	1,026		(47,663)	5,384		(42,279)
Provision for income taxes	—	44			44			44
Net loss	$(33,452)	$(15,281)	$1,026		$(47,707)	$5,384		$(42,323)

Net loss per share applicable to common stockholders—basic and diluted	$(1.76)				$(2.07)			$(1.84)

Weighted-average number of common shares used in net loss per share applicable to common stockholders—basic and diluted	18,993		4,013	(j)	23,006			23,006

See accompanying notes to pro forma financial statements.

Eleven Biotherapeutics, Inc.
Notes to the Unaudited Pro Forma Combined Condensed Consolidated Financial Statements
Note 1 - Description of the Transaction and Basis of Presentation
The unaudited pro forma combined condensed consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America and pursuant to the rules and regulations of SEC Regulation S-X, and presents the pro forma financial position and results of operations of the combined companies based upon the historical data of Eleven Biotherapeutics, Inc. and Viventia Bio Inc., after giving effect to the Acquisition and the divestiture of Eleven’s EBI-031 program as described in more detail below.
Acquisition
On September 20, 2016, the Company purchased all of the outstanding capital stock of Viventia (the Acquisition). In connection with the closing of the Acquisition, Eleven issued 4,013,431 shares of its common stock to the Selling Shareholders, which represented approximately 19.9% of the voting power of Eleven as of immediately prior to the issuance of such shares of Eleven common stock.
In addition, under the Share Purchase Agreement, the Company will be obligated to pay Contingent Consideration upon the achievement of specified milestones and based upon net sales, in each case subject to the terms and conditions set forth in the Share Purchase Agreement, including: (i) a one-time milestone payment of $12.5 million payable upon the first sale of the “Purchased Product, in the United States; (ii) a one-time milestone payment of $7.0 million payable upon the first sale of the Purchased Product in any one of certain specified European countries; (iii) a one-time milestone payment of $3.0 million payable upon the first sale of the Purchased Product in Japan; and (iv) quarterly earn-out payments equal to two percent (2%) of net sales of the Purchased Product during specified earn-out periods. Such earn-out payments are payable with respect to net sales in a country beginning on the date of the first sale in such country and ending on the earlier of (i) December 31, 2033 and (ii) fifteen years after the date of such sale, subject to early termination in certain circumstances if a biosimilar product is on the market in the applicable country. Under the Share Purchase Agreement, the Company, its affiliates, licensees and subcontractors are required to use commercially reasonable efforts, for the first seven years following the closing of the Acquisition, to achieve marketing authorizations throughout the world and, during the applicable earn-out period, to commercialize the Purchased Product in the United States, France, Germany, Italy, Spain, United Kingdom, Japan, China and Canada. Certain of these payments are payable to individuals or affiliates of individuals that became employees or members of the Board.
Immediately prior to the Acquisition, Viventia had executed a debt forgiveness agreement with respect to all convertible securities and/or indebtedness of Viventia (Shareholder Notes) outstanding with the holders of such Shareholder Notes, which debt forgiveness agreement provided that (a) all such Shareholder Notes have been terminated and cancelled, (b) all liens (and guarantees), if any, in connection therewith relating to the assets, rights and/or properties of Viventia securing such Shareholder Notes, have been released and terminated and (c) all obligations of Viventia in respect of such Shareholder Notes have been discharged in full. In connection with the satisfaction of certain debt held by Viventia immediately preceding the Acquisition, the Company irrevocably assigned and set over the right to receive up to $1,020,000 CAD in the form of research and development investment tax credits to and in favor of Clairmark Investments Ltd., an affiliate of a director of the Company.
The Acquisition has been accounted for using the purchase method of accounting under generally accepted accounting principles in the United States of America (U.S. GAAP). Under the purchase method of accounting, the total purchase price is allocated to the tangible and intangible acquired assets and assumed liabilities of Viventia, based on their respective preliminary estimated fair values as of the Acquisition Date.
License Agreement
Also, as previously announced, on August 15, 2016 at a special meeting of stockholders, the Company obtained stockholder approval authorizing the transactions contemplated by the License Agreement by and between the Company and Roche relating to EBI-031 and all other IL-6 antagonist antibody technology owned by the Company, including the grant of the exclusive licenses thereunder. As a result of obtaining such stockholder approval, the License Agreement became effective on August 16, 2016.

The License Agreement represents a substantial outlicense of most rights and obligations concerning EBI-031 and all other IL-6 antagonist antibody technology, such that the Company would not expect to have any further direct involvement in its ongoing development and commercialization of the technology that is subject to the License Agreement. Among other customary closing conditions, Roche negotiated the License Agreement to be contingent upon obtaining shareholder approval of the arrangement, which occurred on August 15, 2016.
The preceding supplemental pro forma information is presented for informational purposes only, to provide an understanding of the Company’s historical financial results as adjusted for the Acquisition and for the Acquisition and the License Agreement combined. These pro forma combined condensed consolidated financial statements should not be considered a substitute for the actual historical financial information prepared in accordance with generally accepted accounting principles, as presented in the Company’s filings on Form 10-Q and 10-K. The unaudited pro forma combined condensed consolidated financial information disclosed in this report is for illustrative purposes only and is not necessarily indicative of results of operations that would have been achieved had the pro forma events taken place on the dates indicated, or our future results of operations.
The unaudited pro forma combined condensed consolidated balance sheet as of June 30, 2016 presents the Company’s financial position first giving effect to the Acquisition as if it had occurred on June 30, 2016 and then giving effect to the Acquisition and the License Agreement as if both transactions had occurred on June 30, 2016.  The unaudited pro forma combined condensed consolidated statements of operations for the six months ended June 30, 2016 and for the year ended December 31, 2015 present the Company’s condensed results of operations first giving pro forma effect to the Acquisition as if it had occurred on January 1, 2015 and then giving effect to the Acquisition and the License Agreement as if both transactions occurred on January 1, 2015. These unaudited pro forma combined condensed consolidated financial statements should be read in conjunction with the Company’s historical condensed financial statements for the period ended June 30, 2016 which were included in the Form 10-Q filed on August 12, 2016 and the Company’s historical financial statements for the year ended December 31, 2015, which were included in the Form 10-K filed on March 25, 2016, combined and consolidated with the unaudited interim consolidated financial statements of Viventia Bio Inc. as of and for the six months ended June 30, 2016, as filed as Exhibit 99.2 to the Company’s Amendment No. 1 to the Current Report on Form 8-K/A dated December 6, 2016 (the Amendment No. 1 to the Current Report on Form 8-K/A), and the audited consolidated financial statements of Viventia Bio Inc. for the year ended December 31, 2015, as filed as Exhibit 99.1 to Amendment No. 1 to the Current Report on Form 8-K/A, after giving effect to the Company’s acquisition of Viventia Bio Inc. and includes the assumptions and adjustments as described in the accompanying notes hereto.
The Company has prepared the unaudited pro forma combined condensed consolidated financial statements using the purchase method of accounting. The estimated fair values of the acquired assets and assumed liabilities as of the acquisition date, which are based on estimates and assumptions of the Company, are reflected within the pro forma adjustment entries. The unaudited pro forma combined condensed consolidated balance sheet as of June 30, 2016 gives effect to the Acquisition as if it had occurred on June 30, 2016 and then giving effect to the Acquisition and the License Agreement as if both transactions had occurred on June 30, 2016 and the unaudited pro forma combined condensed consolidated statement of operations for the six months ended June 30, 2016 and the year ended December 31, 2015 gives effect to the Acquisition as if it had occurred on January 1, 2015 and then giving effect to the Acquisition and the License Agreement as if both transactions had occurred on January 1, 2015. See Note 2 for information on the Company’s preliminary allocation of the estimated purchase price.
Note 2- Preliminary Purchase Price Allocation
The purchase price consisted of the issuance of the 4,013,431 shares of the Company's common stock to the Selling Shareholders. In addition, the Company is obligated to pay Contingent Consideration upon the achievement of specified milestones and based upon net sales. Certain of these payments are payable to individuals or affiliates of individuals that became employees or members of the Board.
The Company valued the shares issued at approximately $13.5 million, based on the closing price of the Company's common stock on the Acquisition Date. The contingent consideration was preliminarily valued at approximately $21.9 million, using a probability-adjusted, discounted cash flow estimate as of the Acquisition Date. The total fair value of consideration for the acquisition was approximately $35.4 million.
The purchase accounting for the Acquisition is preliminary and subject to completion upon obtaining the necessary remaining information, including (1) the valuation of the consideration transferred, including Contingent Consideration and whether any consideration is compensatory, (2) the identification and valuation of assets acquired and liabilities assumed, including intangible assets, fixed assets, and related goodwill, (3) the finalization of the opening balance sheet, including certain accruals and prepaid expenses, and (4) the related tax impacts of the Acquisition. The Company has preliminarily valued the acquired assets and liabilities based on their estimated fair value. These estimates are subject to change as additional information becomes available. The preliminary fair values are based on the best estimates of the Company. Any adjustments to the preliminary fair values will be made as such information becomes available, but no later than September 19, 2017.
The following table presents the preliminary allocation of the purchase consideration for the transaction as of the acquisition date, including the contingent consideration (in thousands):

Cash and cash equivalents	$136
Prepaid expenses and other assets	1,189
Property and equipment	867
In-process research and development - Vicinium	35,400
In-process research and development - Proxinium	800
Goodwill	10,312
Accounts payable	(1,163)
Accrued expenses	(1,530)
Other liabilities	(812)
Deferred tax liability	(9,774)
$35,425
The preliminary fair value of the Vicinium in-process research and development (IPR&D) was determined using a risk-adjusted discounted cash flow approach, which includes probability adjustments for projected revenues and operating expenses based on the success rates assigned to each stage of development; as well as a discount rate of 17.4% applied to the projected cash flows. The remaining estimated cost of development for this asset is approximately $48.0 million, with an expected completion date of no earlier than 2019. The Company believes the assumptions are representative of those a market participant would use in estimating fair value.
The preliminary fair value of the Proxinium IPR&D was determined using a risk-adjusted discounted cash flow approach, which includes probability adjustments for projected revenues and operating expenses based on the success rates assigned to each stage of development; as well as a discount rate of 17.4% applied to the projected cash flows. The remaining estimated cost of development for this asset is approximately $27.0 million, with an expected completion date of no earlier than 2020. The Company believes the assumptions are representative of those a market participant would use in estimating fair value.
The amount allocated to the IPR&D is considered to be indefinite-lived until the completion or abandonment of the associated research and development efforts.
The deferred tax liability of $9.8 million primarily relates to the potential future impairments or amortization associated with IPR&D intangible assets, which is not deductible for tax purposes, and which can not be used as a source of income to realize deferred tax assets. As a result, the Company recorded the deferred tax liability with an offset to goodwill.
The Company allocated the excess of the purchase price over the identifiable intangible assets to goodwill. Such goodwill is not deductible for tax purposes and represents the value placed on expected synergies and deferred tax liabilities recognized in connection with the Acquisition. All goodwill has been assigned to the Company’s single reporting unit.
Note 3 - Pro Forma Adjustments
The pro forma adjustments within the unaudited pro forma combined condensed consolidated financial statements represent the adjustments to the carrying amounts as of June 30, 2016 for certain acquired assets and assumed liabilities relating to Viventia to reflect the preliminary purchase price allocation to assets and liabilities as of the acquisition date. The pro forma adjustments to the unaudited pro forma combined condensed consolidated statement of operations for the year ended December 31, 2015 and the six months ended June 30, 2016, give effect to the Acquisition as if it had been consummated at the beginning of the fiscal year presented and then give effect to the Acquisition and the License Agreement as if both transactions had been consummated at the beginning of the fiscal year presented.
Adjustments included in the column under the heading “Pro Forma Adjustments” relate to the following:
(1) Related to the Acquisition:

(a)	To record the reduction of the Company’s cash as a result of the $2.5 million in estimated transaction costs.

(b)
To record the elimination of Viventia’s shareholder notes payable and the related accrued interest and interest expense that was satisfied and/or forgiven in connection with the Acquisition, as well as the elimination of the research and development investment tax credit receivables that were assigned in connection with the forgiveness of debt.

(c)
To conform to the Company’s accounting for nonrefundable advance payments for future research and development expenses. Nonrefundable advance payments for goods or services that will be used or rendered for future research and development activities are deferred and capitalized.  Such amounts are recognized as an expense as the related goods are delivered or the related services are performed.

(d)
To record the preliminary purchase accounting adjustments related to assigning a fair value to the acquired property and equipment on the acquisition date, which included, among other things, an adjustment to property and equipment, commonly referred to as “stepped-up value”, of approximately $0.6 million, representing the estimated fair value of acquired property and equipment and the related depreciation expense.

(e)
To record the preliminary fair value of the acquired IPR&D relating to Vicinium of approximately $35.4 million and Proxinium of approximately $0.8 million. IPR&D resulting from the acquisition is not amortized, and will be assessed for impairment at least annually.

(f)
To record the excess purchase price to goodwill resulting from the preliminary valuation of the net assets acquired. Goodwill resulting from the acquisition is not amortized, and will be assessed for impairment at least annually.

(g)
To record the preliminary purchase accounting adjustments related to deferred tax liability. The deferred tax liability of $9.8 million primarily relates to the potential future impairments or amortization associated with IPR&D intangible assets, which is not deductible for tax purposes, and which can not be used as a source of income to realize deferred tax assets. As a result, the Company recorded the deferred tax liability with an offset to goodwill.

(h)
In connection with the Acquisition, the Company recorded contingent consideration pertaining to the amounts potentially payable to Viventia's selling shareholders pursuant to the Stock Purchase Agreement. Contingent consideration is measured at fair value and is based on significant inputs not observable in the market, which represents a Level 3 measurement within the fair value hierarchy. The valuation of contingent consideration uses assumptions the Company believes would be made by a market participant. The Company assesses these estimates on an on-going basis as additional data impacting the assumptions is obtained. Future changes in the fair value of contingent consideration related to updated assumptions and estimates are recognized within the condensed consolidated statements of operations and comprehensive income (loss). The contingent consideration was preliminarily valued at approximately $21.9 million, using a probability-adjusted, discounted cash flow estimate as of the acquisition date.

(i)	To record the issuance of 4,013,431 shares of the Company’s common stock valued at the closing price per share of the Company's common stock on the acquisition date.

(j)	To record the elimination of Viventia’s net assets.

(k)
This adjustment reflects new compensation arrangements executed with two key executives in connection with the business combination, resulting in a $0.2 million increase in the annual compensation for these executives from their previous compensation, which is reflected in the pro forma statements of operations.

(l)	In accordance with the terms of their existing employment agreements, certain of the Company's executives are entitled to severance benefits in the event their employment is terminated subsequent to a change in control or sale of substantially all of the assets of the Company. Upon termination of employment without cause or upon resignation for good reason subsequent to the Acquisition, the executives are entitled to receive an aggregate $1.5 million in cash, full acceleration of vesting of all outstanding equity awards and continued payment of health and dental insurance premiums for specified amounts of time. The Company expects to record post-combination compensation expense of $3.6 million related to severance and acceleration of the unvested share-based awards. This amount is excluded from the unaudited pro forma condensed combined consolidated statements of operations because it is a charge directly attributable to the merger that will not have a continuing impact on the Company’s operations; however, the amount is reflected as an increase in accumulated deficit in the unaudited pro forma combined condensed consolidated balance sheet.
(2) Related to the License Agreement:

(m)
To record the up-front license fee of $7.5 million and the first development milestone payment of $22.5 million (minus the exclusivity fee of $0.1 million) as a non-recurring one-time payment under the License Agreement, and presented as an opening balance sheet pro forma adjustment of $29.9 million, that was receivable at the time the License Agreement became effective. The License Agreement includes payments of an upfront license fee of $7.5 million payable within 30 days after achievement of specified regulatory, development and commercial milestones with respect to up to two unrelated indications. Specifically, an aggregate amount of up to $197.5 million is payable to the Company for the achievement of specified milestones with respect to the first indication: $72.5 million in development milestones, $50.0 million in regulatory milestones and $75.0 million in commercialization milestones. The first development milestone in the amount of $22.5 million is payable as a result of the IND application for EBI-031 which became effective July 7, 2016. Additional amounts of up to $65.0 million are payable upon the achievement of specified development and regulatory milestones in a second indication.

(n)
To eliminate the direct research and development expenses, prepaid expenses, accounts payable and accrued expenses associated with EBI-031. We have not reflected employee and contractor-related costs, costs associated with our platform and facility expenses, including depreciation or other indirect costs, as a pro forma adjustment as these costs are deployed across multiple product programs under research and development and are not directly related to EBI-031.

 Note 4 -Accounting Policies
Indefinite-Lived Intangible Assets
In accordance with ASC Topic 350, Intangibles - Goodwill and Other (ASC 350), during the period that an asset is considered indefinite-lived, such as IPR&D, it will not be amortized. Acquired IPR&D represents the fair value assigned to research and development assets that have not reached technological feasibility. The value assigned to acquired IPR&D is determined by estimating the costs to develop the acquired technology into commercially viable products, estimating the resulting revenue from the projects, and discounting the net cash flows to present value. The revenue and costs projections used to value acquired IPR&D are, as applicable, reduced based on the probability of success of developing a new drug. Additionally, the projections consider the relevant market sizes and growth factors, expected trends in technology, and the nature and expected timing of new product introductions by the Company and its competitors. The rates utilized to discount the net cash flows to their present value are commensurate with the stage of development of the projects and uncertainties in the economic estimates used in the projections. Upon the acquisition of IPR&D, the Company completes an assessment of whether its acquisition constitutes the purchase of a single asset or a group of assets. Multiple factors are considered in this assessment, including the nature of the technology acquired, the presence or absence of separate cash flows, the development process and stage of completion, quantitative significance and the rationale for entering into the transaction. Indefinite-lived assets are maintained on the Company’s condensed consolidated balance sheet until either the project underlying it is completed or the asset becomes impaired. Indefinite-lived assets are tested for impairment on an annual basis, or whenever events or changes in circumstances indicate the reduction in the fair value of the IPR&D asset is below its respective carrying amount. If the Company determines that an impairment has occurred, a write-down of the carrying value and an impairment charge to operating expenses in the period the determination is made is recorded. When development of an IPR&D asset is complete the associated asset would be deemed finite-lived and would then be amortized based on its respective estimated useful life at that point.

Goodwill
Goodwill represents the difference between the purchase price and the fair value of the identifiable tangible and intangible net assets when accounted for using the purchase method of accounting. Goodwill is not amortized, but is reviewed for impairment. The Company tests its goodwill for impairment annually, or whenever events or changes in circumstances indicate an impairment may have occurred, by comparing its carrying value to its implied fair value in accordance with ASC 350. Impairment may result from, among other things, deterioration in the performance of the acquired asset, adverse market conditions, adverse changes in applicable laws or regulations and a variety of other circumstances. If the Company determines that an impairment has occurred, a write-down of the carrying value and an impairment charge to operating expenses in the period the determination is made is recorded. In evaluating the carrying value of goodwill, the Company must make assumptions regarding estimated future cash flows and other factors to determine the fair value of the acquired assets. Changes in strategy or market conditions could significantly impact those judgments in the future and require an adjustment to the recorded balances.